Exhibit 21.1

Subsidiaries of FriendFinder Networks Inc.

Name	Jurisdiction of Incorporation
Big Ego Games Inc.	California
BIG HAT ENTERPRISES, INC.	Panama
Big Island Technology Group, Inc.	California
Confirm ID, Inc.	California
Danni Ashe, Inc.	California
Fastcupid, Inc.	California
FriendFinder California Inc.	California
FriendFinder GmbH	Germany
FriendFinder Processing, Ltd.	St. Kitts
FriendFinder Networks Inc.	Nevada
FriendFinder United Kingdom Ltd.	England and Wales
FRIENDFINDER VENTURES INC.	Nevada
FRNK Technology Group	California
Frodo Enterprise Ltd	Republic of Mauritius
General Media Art Holding, Inc.	Delaware
General Media Communications, Inc.	New York
General Media Entertainment, Inc.	New York
Global Alphabet, Inc.	California
GMCI Internet Operations, Inc.	New York
GMI On-Line Ventures, Ltd.	Delaware
Interactive Network, Inc.	Nevada
JG Enterprises Limited Liability Company Podgorica	Montenegro
Medley.com Incorporated	California
NAFT MEDIA, S.L.	Spain
NAFT News Corporation	California
New Light Brazil Ltda.	Brazil
Penthouse Clubs International Establishment	Liechtenstein
Penthouse Digital Media Productions Inc.	New York
Penthouse Financial Services N.V.	Curacao Netherlands Antilles
Penthouse Images Acquisitions, Ltd.	New York
PLAYTIME GAMING INC.	California
PMGI Holdings Inc.	Delaware
PPM Technology Group, Inc.	California
Pure Entertainment Telecommunications, Inc.	New York
Sharkfish, Inc.	California
Snapshot Productions, LLC	Texas
Streamray Inc.	St. Christopher and Nevis
Streamray, Inc.	Nevada
Streamray Processing Ltd.	England and Wales
Streamray Studios Inc.	California
Tan Door Media Inc.	California
Traffic Cat, Inc.	California
Transbloom, Inc.	California
Various, Inc.	California
Ventnor Enterprise Limited	England and Wales
Video Bliss, Inc.	California
West Coast Facilities Inc.	California
Wight Enterprise Limited	England and Wales